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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

(Print of Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

                                   LANE DENNIS
   --------------------------------------------------------------------------
                             (Last) (First) (Middle)

                      1515 NORTH FEDERAL HIGHWAY, SUITE 300
   --------------------------------------------------------------------------
                                    (Street)

                              BOCA RATON, FL 33432
   --------------------------------------------------------------------------
                              (City) (State) (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

                                   03/31/2003
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

                           CLAMSHELL ENTERPRISES, INC.
________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________

________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable line)

     |X|  Form filed by One Reporting Person

     |_|  Form filed by More than One Reporting Person

 ==============================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
 ==============================================================================

                                                               3. Ownership Form:
                                    2. Amount of Securities       Direct (D) or
1. Title of Security                   Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                          (Instr. 4)                 (Instr. 5)            (Instr. 5)
 ------------------------------------------------------------------------------------------------------------------------------
 COMMON STOCK                       216,667                    D
 ------------------------------------------------------------------------------------------------------------------------------
 COMMON STOCK                        33,333                    I                     LANECO
 ------------------------------------------------------------------------------------------------------------------------------

 ==============================================================================================================================

FORM 3 (continued)

 ==============================================================================
              Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
 ==============================================================================

                                                                                                  5. Owner-
                                                3. Title and Amount of Securities                    ship
                                                   Underlying Derivative Security                    Form of
                        2. Date Exercisable        (Instr. 4)                                        Derivative
                           and Expiration Date  ---------------------------------  4. Conver-        Securities:
                           (Month/Day/Year)                            Amount         sion or        Direct       6. Nature of
                        ----------------------                         or             Exercise       (D) or          Indirect
                        Date       Expira-                             Number         Price of       Indirect        Beneficial
1. Title of Derivative  Exer-      tion                                of             Derivative     (I)             Ownership
   Security (Instr. 4)  cisable    Date         Title                  Shares         Security       (Instr. 5)      (Instr. 5)
 ------------------------------------------------------------------------------------------------------------------------------
 ------------------------------------------------------------------------------------------------------------------------------
 N/A
 ------------------------------------------------------------------------------------------------------------------------------

 ==============================================================================================================================

Explanation of Responses:


           /s/ DENNIS LANE                                    04/17/2003
      -------------------------------                         ----------
      **Signature of Reporting Person                            Date

*     If the form is filed by more than one reporting person, see Instruction
      5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.